Exhibit 99.4
November 16, 2009

Mr. Samyak Veera
Chairman of the Board of Directors
New Frontier Energy, Inc.
1789 W. Littleton Boulevard
Littleton, Colorado 80120

Dear Mr. Veera:

Subject to acceptance of the terms below, I hereby resign from the positions of Chief Executive Officer and President of New Frontier Energy, Inc. (the “Company”) effective as of 16 November 2009.

For purposes of that certain Employment Agreement (the “Agreement”) effective as of March 1, 2009 between the Company and me, this resignation shall be deemed to be Termination by Mutual Agreement, covered under Section 8a of the Agreement. Unless otherwise defined herein, all capitalized terms shall have the meanings ascribed to them in the Agreement.  Further, I authorize the Company to state in its Form 8-K announcing my resignation that I am resigning for personal reasons and there were no disagreements or disputes with the Company that led to my resignation. Notwithstanding anything to the contrary, the Company agrees to the following:

(i) the Company shall pay to Employee, by no later than November 20, 2009, an amount equal to the sum of (A) Employee’s Base Salary accrued, but unpaid, as of the date of termination; (B) un-reimbursed expenses accrued to the date of termination (up to a maximum of USD 5,000); (C) compensation for 21 unused vacation days accrued during the pendency of the Agreement at a per diem rate of Six Hundred Fifteen Dollars and Thirty Eight Cents (USD 615.38); and (D) three (3) months salary, each subject to customarily required withholdings.

(ii) if Employee elects COBRA coverage, Employee shall continue to receive following Employee’s Date of Termination the medical, prescription drug, dental and/or health care flexible spending account coverage Employee had in place before Employee’s Date of Termination (or generally comparable coverage) pursuant to Employee’s COBRA elections.  This coverage will be for Employee and, where applicable, Employee’s spouse or domestic partner and dependents, under similar rights afforded to employees of the Company generally. Until November 30, 2010, the Company will reimburse the Employee for the costs of COBRA to the extent and in the amount the Company would have paid for the Employee’s medical, prescription drug, dental and/or health care flexible spending account coverage (or generally comparable coverage) were the Employee still employed. After November 30, 2010, the Employee shall bear the full costs of any COBRA coverage.

(iii) the Company specifically reaffirms its obligation to Natural Resource Group Gathering, LLC (“NRGG”) under the Partnership Purchase Agreement dated 26 December 2007, as modified, and shall make or arrange for timely payment of the amounts due to NRGG on 31 December 2009 and 31 December 2010.

(iv) the Company agrees to take all and every necessary action required to effect the creation, assignment, and recording of a 0.5% overriding royalty interest in the eight wells drilled by the Company on the Slater Dome Field in the fiscal year ending 29 February 2008, in favor of Buffalo Resources, LLC, an affiliate of the Employee.

(v) the Company and the Employee agree to negotiate in good faith with respect to the following: (A) the sale by the Company to the Employee of that certain 2006 model year Toyota Tundra currently owned by the Company and (B) all matters related to that certain real property located at 29300 RCR 14A, Steamboat Springs, Colorado.

If the Company agrees to the terms above, please so indicate by signing below.

Sincerely,

/s/ Paul Laird
Paul Laird

Accepted and Agreed
For and on behalf of
New Frontier Energy, Inc.

/s/ Samyak Veera
Samyak Veera
Chairman of the Board of Directors